Exhibit 99.1
Princeton National Bancorp, Inc.
Releases 4th Quarter 2009 Results
PRINCETON, Illinois, March 15, 2010: Princeton National Bancorp, Inc. (“Princeton” or “the Company”) (NASDAQ: PNBC) announced a loss for the fourth quarter and full year of 2009 as a result of a write-down of goodwill assets and an increased provision for possible loan losses.
The net loss to common stockholders for the fourth quarter was $25.3 million, or $7.65 per fully diluted common share. The net loss to common stockholders for the year amounted to $22.3 million, or $6.76 per common share on a fully diluted basis. Without the goodwill write-down, the Company would have recorded net income for 2009. The provision for possible loan losses amounted to $6.0 million in the fourth quarter and totaled $11.1 million for 2009, compared to $3.0 million in 2008.
The goodwill impairment charge amounted to $24.5 million and eliminated all goodwill from the Company’s balance sheet. It represented a one-time, non-cash charge and had no effect on liquidity, cash flows, or operations. The goodwill amount resulted from several bank acquisitions over the past two decades. It represented the excess of the prices paid for the acquisitions over the fair value of their net assets. If the implied fair value of goodwill is less than it’s carrying amount, the amount of goodwill is deemed “impaired” and must be written down to its implied value. In 2009, the Company’s stock traded at a market price below its book value, triggering the goodwill impairment and prompting the write-down.
“The one-time goodwill impairment charge eliminated all goodwill from our balance sheet,” said Thomas D. Ogaard, President and CEO. “The Company continued to maintain a favorable overall operating position and generate positive operating earnings for the full year 2009 — impressive achievements in view of the economic environment state and nationwide.”
The Company reported net interest income for 2009 rose to $34.7 million from $31.5 million for 2008. Non-interest income also increased to $13.2 million from $11.6 million in the previous year.
“Our basic operating earnings remained strong,” said Thomas D. Ogaard, President and CEO. “Net interest income and non-interest income both grew last year from 2008 levels in the midst of continuing tough economic conditions.”
The Company’s total assets increased slightly to $1.261 billion at year-end 2009 from $1.163 billion a year earlier. Total loans also rose to $794.8 million from $790.8 million. The allowance for loan losses stood at $12.1 million on December 31, 2009, an increase of 138% from its level of $5.1 million on December 31, 2008. At year-end 2009, non-performing loans were 6.74% of total loans, compared to 4.18% of total loans at the end of 2008. Loan charge-offs for 2009 were $4.1 million, up from $1.2 million for 2008. The ratio of Tier 1 Capital to adjusted total assets was 7.48% on December 31, 2009, up from 6.22% a year earlier. The ratio of Total Risk-Based Capital to assets rose to 11.50% at the end of last year, compared to 8.30% at the end of 2008.

“The increased loan-loss allowance strengthens our reserves and helps us deal effectively with problem loans,” said Ogaard. “While our charge-offs increased in 2009, on a percentage basis they were below the industry average.”
As a further step in bolstering its capital strength, the Company is also announcing the suspension of its quarterly common stock dividend. The most recent dividend, paid in the fourth quarter of 2009 for the third quarter, was 14 cents per share of common stock.
“By retaining all of our earnings, we are able to increase our capital at a faster rate than if we had paid out a portion of our earnings to shareholders in the form of dividends,” said Ogaard. “Reinvesting all earnings benefits shareholders, customers and employees by enabling us to maintain a strong and profitable institution.” He said the Company will continue to evaluate its capital position on a regular basis to determine when the dividend can be reinstated.
The Company also announced that Citizens First National Bank (“the Bank”), its subsidiary bank, has entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), its principal regulator. The agreement, dated March 15, 2010, requires the Bank to establish a program to ensure an adequate loan loss allowance is maintained, and to review the program at least once each quarter. The Bank is also required within 30 days to develop individual workout plans for certain substandard loans and to improve its loan risk rating.
“We view the terms of the OCC agreement as reasonable and very manageable, and are ahead of schedule to meet or exceed the deadlines established in the formal agreement,” said Ogaard.
Regulation G Disclosure
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance. The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.
During the fourth quarter of 2009, the Company recorded a non-cash goodwill impairment charge. The Company believes that excluding the after-tax effects of these charges from its discussion of the core operating results will provide investors with a basis to compare the operating results without material distortions caused by this non-operating charge. The following table reconciles the non-GAAP financial measure “Net Income, excluding goodwill impairment charge” with Net Income (Loss) available to common stockholders calculated and presented in accordance with GAAP.

	Year Ended	Diluted EPS
	December 31, 2009	Impact
Net income (loss) available to common stockholders, as reported	$(22,329)	$(6.76)
Goodwill impairment charge, net of income tax	24,521	7.43

Net income available to common stockholders, excluding goodwill impairment charge	$2,192	0.67

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from audited results.
Inquiries should be directed to:
Lou Ann Birkey, Vice President- Investor Relations
Princeton National Bancorp, Inc. (815) 875-4444
E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2009	December 31,
	(unaudited)	2008
ASSETS

Cash and due from banks	$18,833	$20,163
Interest-bearing deposits with financial institutions	55,527	98
Federal funds sold	0	0

Total cash and cash equivalents	74,360	20,261

Loans held for sale, at lower of cost or market	3,296	2,155

Investment securities available-for-sale, at fair value	288,474	236,883
Investment securities held-to-maturity, at amortized cost	12,793	14,232

Total investment securities	301,267	251,115

Loans, net of unearned interest	794,787	790,837
Allowance for loan losses	(12,075)	(5,064)

Net loans	782,712	785,773

Premises and equipment, net	28,269	29,297
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,230	4,211
Bank-owned life insurance	22,540	21,588
Interest receivable	9,267	9,693
Goodwill, net of accumulated amortization	0	24,521
Intangible assets, net of accumulated amortization	3,347	4,207
Other real estate owned	17,658	2,487
Other assets	11,430	5,468

TOTAL ASSETS	$1,260,730	$1,163,130

LIABILITIES

Demand deposits	$136,026	$110,559
Interest-bearing demand deposits	374,624	246,714
Savings deposits	68,292	61,089
Time deposits	496,597	543,770

Total deposits	1,075,539	962,132

Customer repurchase agreements	47,327	35,532
Advances from the Federal Home Loan Bank	31,500	32,493
Interest-bearing demand notes issued to the U.S. Treasury	1,021	2,441
Federal funds purchased	0	6,500
Trust Preferred securities	25,000	25,000
Note payable	0	16,050

Total borrowings	104,848	118,016

Other liabilities	5,683	10,511

Total liabilities	1,186,070	1,090,659

STOCKHOLDERS’ EQUITY

Preferred stock	24,958	0
Common stock	22,391	22,391
Common stock warrants	150	0
Additional paid-in capital	18,423	18,420
Retained earnings	29,851	54,329
Accumulated other comprehensive income (loss), net of tax	2,816	1,402
Less: Treasury stock	(23,929)	(24,071)

Total stockholders’ equity	74,661	72,471

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,260,730	$1,163,130

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	7.84%	6.25%
Tier 1 leverage capital ratio	7.48%	6.22%
Tier 1 risk-based capital ratio	10.25%	7.72%
Total risk-based capital ratio	11.50%	8.30%
Common book value per share	$15.03	$21.97
Closing market price per share	$10.81	$22.14
End of period shares outstanding	3,306,369	3,298,041
End of period treasury shares outstanding	1,171,926	1,180,254

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	TWELVE MONTHS	TWELVE MONTHS
	ENDED	ENDED	ENDED	ENDED
	December 31, 2009	December 30, 2008	December 31, 2009	December 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$10,225	$11,586	$43,719	$47,715
Interest and dividends on investment securities	3,309	2,872	12,903	10,982
Interest on federal funds sold	0	5	0	71
Interest on interest-bearing time deposits in other banks	38	8	114	54

Total Interest Income	13,573	14,471	56,736	58,822

INTEREST EXPENSE

Interest on deposits	4,142	5,532	19,220	23,782
Interest on borrowings	687	861	2,865	3,519

Total Interest Expense	4,828	6,393	22,085	27,301

Net interest income	8,744	8,078	34,651	31,521
Provision for loan losses	6,017	1,600	11,062	2,968

Net interest income after provision	2,727	6,478	23,590	28,553

NON-INTEREST INCOME
Trust & farm management fees	330	410	1,334	1,530
Service charges on deposit accounts	958	1,032	3,961	4,408
Other service charges	506	550	1,954	2,137
Gain on sales of securities available-for-sale	982	74	1,781	405
Brokerage fee income	217	237	857	913
Mortgage banking income	952	190	2,277	1,069
Bank-owned life insurance	233	226	941	874
Other operating income	20	118	139	257

Total Non-Interest Income	4,197	2,837	13,244	11,593

NON-INTEREST EXPENSE
Salaries and employee benefits	4,497	4,611	18,011	17,692
Occupancy	646	651	2,598	2,559
Equipment expense	767	828	3,071	2,996
Federal insurance assessments	495	578	2,584	845
Goodwill impairment losses	24,521	0	24,521	0
Intangible assets amortization	196	178	816	714
Data processing	317	300	1,290	1,151
Advertising	173	218	751	742
ORE Expenses, net	243	52	1,064	201
Other operating expense	1,274	1,011	4,854	4,223

Total Non-Interest Expense	33,128	8,427	59,560	31,123

Income before income taxes	(26,204)	888	(22,727)	9,023
Income tax expense	(1,263)	(139)	(1,600)	1,697

Net income	(24,941)	1,027	(21,127)	7,326

Preferred stock dividends	311	0	1,178	0
Accretion of preferred stock discount	7	0	25	0

Net income available to common stockholders	($25,258)	$1,027	($22,329)	$7,326

Net income per share:
BASIC	($7.65)	$0.31	($6.76)	$2.22
DILUTED	($7.65)	$0.31	($6.76)	$2.21

Basic weighted average shares outstanding	3,303,594	3,296,743	3,301,016	3,297,990
Diluted weighted average shares outstanding	3,303,736	3,301,233	3,301,462	3,314,439

PERFORMANCE RATIOS (annualized)

Return on average assets	-7.68%	0.36%	-1.69%	0.66%
Return on average equity	-96.54%	5.90%	-21.58%	10.59%
Net interest margin (tax-equivalent)	3.39%	3.38%	3.44%	3.44%
Efficiency ratio (tax-equivalent)	241.51%	73.21%	117.31%	68.66%

ASSET QUALITY

Net loan charge-offs	$1,702	$378	$4,052	$1,151
Total non-performing loans	$53,537	$33,038	$53,537	$33,038
Non-performing loans as a % of total loans	6.74%	4.18%	6.74%	4.18%